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                                                                  EXHIBIT (b)(3)

                            STOCK PLEDGE AGREEMENT


          AGREEMENT made effective the 1st day of May, 2000, between St James Asset Investment, Inc. ("Pledgee"), 2950 North Loop West, Suite 500, Houston, TX 77092 and __________________ ("Pledgor"), __________________________________.
The party to be accommodated hereunder is Jacksonville Restaurant Acquisition Corp. ("Borrower"), 2211 Brighton Bay Trail, Jacksonville, FL 32246.

          In consideration of the mutual covenants and promises herein contained, the parties agree as follows:

          1. Creation of Security Interest.

          For valuable consideration, and to induce Pledgee to enter into, and to make loan advances to Borrower pursuant to, a Line of Credit Agreement dated May 1, 2000 ("LOC"), Pledgor hereby grants a security interest pursuant to Uniform Commercial Code, Article 9, of the State of Delaware, to Pledgee in the following described investment securities: One Hundred (100) common shares of stock in Jacksonville Restaurant Acquisition Corp., represented by certificate numbered ___ which is herewith delivered to Pledgee, and all after-acquired shares of stock in Jacksonville Restaurant Acquisition Corp., all herein referred to as "securities",

          2. Obligation Secured.

          Pledgee shall hold securities as security for the repayment of the LOC.

          3. Transfer of Securities to Pledgee.

          Pledgor hereby appoints Pledgee its attorney in fact to arrange for the transfer of securities on the books of the issuing corporations to the name of Pledgee. Pledgee may exercise all of the rights and privileges in connection with securities to which a transferee may be entitled as the record holder thereof, together with the rights and privileges otherwise granted hereunder. Pledgee shall be under no obligation to exercise any of such rights or privileges. Pledgor's rights under this paragraph shall not be effective unless and until a default as hereinafter defined occurs and is not cured within any time period set forth herein.

          4. Substitution or Exchange of Securities.

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          If, with the consent of Pledgee, Pledgor shall substitute or exchange other securities in place of those herein mentioned, all of the rights and privileges of Pledgee and all of the obligations of Pledgor with respect to the securities originally pledged or held as collateral hereunder shall be forthwith applicable to such substituted or exchanged securities.

          5. Default.

          Occurrence of any default under the terms of the Line of Credit Agreement shall constitute a default under this Agreement, subject to the same periods of time to cure any such default contained in said Line of Credit Agreement. Notice of default shall be given to Pledgor in writing simultaneously with the giving of such notice to Borrower under the Line of Credit Agreement.

          6. Remedies.

          On any default hereunder, Pledgee shall have all remedies available to Pledgee under the Line of Credit Agreement. In addition thereto, and not by way of limitation, Pledgee shall have all the rights and remedies of a secured party under Uniform Commercial Code Article 9 and any law of the State of Delaware. Without limiting any of the foregoing, Pledgee may sell, without any previous demand or demands for performance on Pledgor, the whole or any part of securities, either at public or private sale or at board of brokers. Securities being a type of collateral customarily sold on a recognized market, no advertisement or notice of sale shall be required. Pledgee shall the right to purchase any or all of securities, whether sale is public or private or at a board of brokers. After deducting all legal and other costs, expenses, and charges, including reasonable attorneys' fees, incurred in the collection, sale, delivery, or preservation of securities, or any part thereof, Pledgee shall apply the residue of such sale proceeds to the payment of the indebtedness of Borrower to Pledgee under the Line of Credit Agreement. Should there be any surplus of such proceeds, such surplus shall be paid to Pledgor. Pledgor shall have no personal liability to pay any indebtedness of Borrower to Pledgee, Pledgor liability hereunder being limited solely to the value of the securities pledged.

          7. Assignment.

          This Agreement is for the benefit of Pledgee, its successors or assigns. In the event Pledgee shall assign, indorse, sell, transfer, or hypothecate to any person, firm, bank or corporation the securities deposited hereunder, such assignment or transfer shall automatically constitute an

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assignment and transfer of this Agreement and of all rights given Pledgee hereunder.

          8. Waiver.

          Pledgor waives any right to require Pledgee to proceed against any person, to proceed against or exhaust any other collateral, or to pursue any other remedy in the power of Pledgee. Pledgor further waives any defense arising by reason of any disability or other defense of any other person. Until all indebtedness hereunder is paid in full, Pledgor shall have no right of subrogation, and Pledgor waives any right to enforce any remedy that Pledgee now has or may hereafter have against any other person and waives any benefit of and any right to participate in any collateral whatsoever now or hereafter held by Pledgee. Pledgor authorizes Pledgee, without notice or demand and without affecting the liability of the indebtedness of Pledgor hereunder, to renew, extend, accelerate, or otherwise change the time for payment of or otherwise change the terms of the indebtedness hereunder or any part thereof, including increase or decrease of the rate of interest thereon; to take and hold collateral other than securities to secure the payment of such indebtedness or any part thereof and to exchange or release securities or such other collateral; and to release or substitute any of the indorsers or guarantors of such indebtedness or any part thereof, or any other parties thereto.

          9. Term.

          This Agreement shall constitute a continuing agreement applying to any and all future, as well as existing, transactions between Pledgor and Pledgee, and all powers, rights, privileges, obligations, and duties herein set forth shall apply to, inure to the benefit of, and be binding on the heirs, executors, administrators, successors and assigns of Pledgor and Pledgee.

          IN WITNESS WHEREOF, the parties have executed this

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Agreement effective the day and year first above written.







                                           St. James Asset Investment, Inc.


                                      By:  ____________________________________
                                            Edgar Bias, Pres.




                                           ____________________________________
                                                                     (Pledgor)

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